Exhibit 99.1

BOSTON PRIVATE BANK AND TRUST COMPANY
2011 First Half Financial Highlights:

•	Net Income was $15.4 million, up 27% compared to the same period last year.

•	Total balance sheet assets grew 3% to $5.8 billion.

•	Assets under management ended the second quarter at $3.7 billion, up 10%.

•	Savings and Money Market deposits grew significantly with balances up 16%, and the residential loan portfolio grew 10%.

Statement of Financial Condition
Boston Private Bank & Trust Company
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,
($ In Thousands)	2011	2010
Assets
Cash & Short-Term Investments	$458,917	$224,106
Investment Securities	790,481	731,207
Loans Held for Sale	4,625	28,449
Commercial & Construction Loans	2,319,002	2,587,384
Mortgage Loans	1,767,671	1,601,714
Home Equity & Other Loans	321,243	295,146
Total Loans	4,407,916	4,484,244
Less: Allowance for Loan Losses	98,742	79,073
Net Loans	4,309,174	4,405,171
Other Assets	262,384	257,083
Total Assets	$5,825,581	$5,646,016

Liabilities & Shareholder’s Equity
Demand Deposits	$1,038,718	$910,867
NOW Accounts	357,752	345,719
Savings & Money Market	2,238,570	1,933,874
Certificates of Deposit	1,020,510	1,302,039
Total Deposits	4,655,550	4,492,499
Borrowings	646,143	645,895
Other Liabilities	41,991	34,675
Total Liabilities	5,343,684	5,173,069
Shareholder’s Equity	481,897	472,947
Total Liabilities & Shareholder’s Equity	$5,825,581	$5,646,016

Boston Private Bank & Trust Company
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	For the Six Months Ended June 30,
($ In Thousands)	2011	2010
Interest Income	$116,142	$125,981
Interest Expense	22,792	32,095
Net Interest Income	93,350	93,886
Provision for Loan Losses	11,160	22,577
Net Interest Income after Provision	82,190	71,309
Investment Management Fees	11,991	11,653
Banking Fees and Other Income	6,502	4,386
Operating Expenses	78,992	71,380
Income Before Income Taxes	21,691	15,968
Income Taxes	6,292	3,884
Net Income	$15,399	$12,084

Boston Private Bank & Trust Company
SELECTED FINANCIAL DATA
(Unaudited)

	At and for the Six Months Ended June 30,
($ In Thousands)	2011	2010
Assets Under Management	$3,739,000	$3,405,000
Return on Average Equity	6.51%	5.08%
Net Interest Margin (FTE)	3.37%	3.40%
Allowance for Loan Losses/Total Loans	2.24%	1.76%
Tier I Leverage Capital Ratio	7.92%	7.90%
On May 27, 2011, Charter Private Bank, Borel Private Bank, and First Private Bank merged into Boston Private Bank & Trust Company. All financial statements and data above are presented on a consolidated basis for all periods presented. Certain transactions that took place in 2010 between the then-separate banks have been eliminated as if they had been operating as one consolidated bank.

Boston Private Bank & Trust Company
www.bostonprivatebank.com
Member FDIC
Equal Housing Lender